Exhibit 16

August 11, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read STEM, Inc. statements (formally known as Star Peak Energy Transition Corp.) included under Item 4.01 of its Form 8-K dated August 11, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 11, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC
New York, New York